As filed with the Securities and Exchange Commission on October 10, 2017
Registration No. 333-70608
Registration No. 333-119123
Registration No. 333-173961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERFUMANIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0977964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
(Address of Principal Executive Offices) (Zip Code)
2000 Stock Option Plan
2000 Directors Stock Option Plan
2010 Equity Incentive Plan
(Full title of the Plan)

Michael P. Nofi
Chief Financial Officer
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
631-866-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service

Copy to:
Matthew C. Dallett
Locke Lord LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
Tel: (617) 239-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☒
		(Do not check if a smaller reporting company)	Emerging growth company ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statements on Form S-8 (333-70608, 333-119123 and 333-173961), filed with the Securities and Exchange Commission on October 1, 2001, September 20, 2004 and May 5, 2011, respectively (the “Registration Statements”) by Perfumania Holdings, Inc., a Florida corporation (the “Company”). The Registration Statements registered the offering of securities under the 2000 Stock Option Plan, 2000 Directors Stock Option Plan and 2010 Equity Incentive Plan.
As previously disclosed, on August 26, 2017, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) in order to effect a recapitalization through a pre-packaged Plan of Reorganization. On October 6, 2017, the Bankruptcy Court entered an order confirming the pre-packaged Plan of Reorganization (the “Plan of Reorganization”) filed by the Company. The Debtors expect that, on October 11, 2017, their reorganization under the Bankruptcy Code will be consummated and the Plan of Reorganization will become effective.
As a result of the transactions contemplated by the Plan of Reorganization, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bellport, State of New York, on October 10, 2017.

PERFUMANIA HOLDINGS, INC.

By:	/s/ Michael P. Nofi
	Name:	Michael P. Nofi
	Title:	Chief Financial Officer
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.